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Exhibit 4.8

Class A-3 Confirmation
to the
ISDA Master Agreement
dated as of September 20, 2001

Toyota Auto Receivables 2001-C Owner Trust
c/o U.S. Bank Trust National Association
400 North Michigan Avenue, 2nd Floor
Chicago, Illinois 60611-4181

Re:	Transaction Ref. No. 1 between Toyota Motor Credit Corporation ("Party A") and Toyota Auto Receivables 2001-C Owner Trust ("Party B")

Ladies and Gentlemen:

    The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between you and us on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.

    The definitions and provisions contained in the 2000 ISDA Definitions, as supplemented by the Annex to the 2000 ISDA Definitions, each published by the International Swaps and Derivatives Association, Inc. (collectively, the "Definitions"), are incorporated in this Confirmation. In the event of any inconsistency between those Definitions and this Confirmation, this Confirmation will govern.

    1.  This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement, dated as of September 20, 2001, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. Expressions used herein and not defined herein or in the Definitions shall bear the meaning ascribed thereto in the Agreement.

    2.  The terms of the particular Transaction to which this Confirmation relates are as follows:

Party A:	Toyota Motor Credit Corporation
Party B:	Toyota Auto Receivables 2001-C Owner Trust
Trade Date:	September 20, 2001
Effective Date:	September 20, 2001
Termination Date:
The earlier of (i) the Class A-3 Final Scheduled Payment Date (as defined in the Indenture) or (ii) the Payment Date (as defined in the Indenture) on which the principal balance of the Class A-3 Notes is reduced to zero, in either case subject to adjustment in accordance with the Following Business Day Convention.

Party A Floating Amounts:
Party A Floating Rate Payer:	Party A
Party A Floating Rate Payer Notional Amount:	The Class A-3 Note Balance (as defined in the Indenture) on the first day of the applicable Calculation Period.
Party A Floating Rate Payer Period End Dates:	The 15th day of each calendar month, commencing on October 15, 2001, up to and including the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.
Party A Floating Rate Payer Payment Dates:
The Business Day immediately preceding each Period End Date, or if Party B has agreed, the 15th day of each calendar month, commencing on October 15, 2001, up to and including the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.
Party A Floating Rate Option:	USD-LIBOR-BBA.
Designated Maturity:	One month.
Spread:	Plus 0.070%
Party A Floating Rate Day Count Fraction:	Actual/360
Reset Dates:	The first day of each Calculation Period.
Compounding:	Inapplicable.
Party B Fixed Amounts:
Party B Fixed Rate Payer:	Party B
Party B Fixed Rate Payer Notional Amount:	The Class A-3 Note Balance on the first day of the applicable Calculation Period.
Party B Fixed Rate Payer Period End Dates:	The 15th day of each calendar month, commencing on October 15, 2001, with no adjustment.
Party B Fixed Rate Payer Payment Dates:	The 15th day of each calendar month, commencing on October 15, 2001, up to and including the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.
Party B Fixed Rate	4.4749%
Party B Fixed Rate Day Count Fraction:	30/360
Fixed Rate Compounding:	Not applicable.
Business Days:
Any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York, New York, Chicago, Illinois, Wilmington, Delaware or San Francisco, California are authorized or obligated by law, regulation or executive order to remain closed.
Calculation Agent:	Party A

3. Account Details
Payments to Party A:
Account for Payments in USD:	Bank of America, Concord, California ABA No. 121-000-358 A/C No. 12351-07564 A/C Toyota Motor Credit Corporation
Payments to Party B:
Account for Payments in USD:	U.S. Bank Trust National Association ABA No. 091000022 BNF: U.S. Bank Trust A/C No. 180121167365 For further credit to: 47300425 A/C Toyota Auto Rec Tr 2001-C #77093141
4. Party A Documentation and Operations Officers
Documentation:	Carolee Furukawa Phone: 310-468-6806 Fax: 310-468-5715
Operations:	Carolee Furukawa Phone: 310-468-6806 Fax: 310-468-5715
5.
Relationship between Parties:

    Each party will be deemed to represent to the other party on the date on which it enters into the Agreement that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary):

  Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into the Agreement and as to whether the Agreement is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Agreement; it being understood that information and explanations related to the terms and conditions of the Agreement shall not be considered investment advice or a recommendation to enter into the Agreement. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of the Agreement.

  Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Agreement. It is also capable of assuming, and assumes, the risks of the Agreement.

  Status of Parties.  The other party is not acting as a fiduciary for or as adviser to it in respect of the Agreement.

6.
Governing Law: New York

    Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Class A-3 Confirmation enclosed for that purpose and returning it to us.

TOYOTA MOTOR CREDIT CORPORATION
By:	/s/ GEORGE E. BORST Name: George E. Borst Title: President and Chief Executive Officer
Confirmed as of the date first written:
TOYOTA AUTO RECEIVABLES 2001-C OWNER TRUST
By:	U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee
By:	/s/ MELISSA A. ROSAL Melissa A. Rosal Vice President

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Exhibit 4.8